AMENDMENT TO PURCHASE AND SALE AGREEMENT
BETWEEN NIELSON & ASSOCIATES, INC. AND
RANCHER ENERGY CORP. DATED OCTOBER 1, 2006

This Amendment to Purchase and Sale Agreement (this "Amendment") is made and entered into effective December 15, 2006, by and between Nielson & Associates, Inc., a Wyoming corporation ("Seller") and Rancher Energy Corp., a Nevada corporation, doing business in Wyoming as Rancher Energy Oil & Gas Corp. ("Buyer").

WHEREAS, Buyer and Seller entered into a Purchase and Sale Agreement dated October 1, 2006 (the "PSA"); and

WHEREAS, the parties desire to amend the PSA as provided herein;

NOW, THEREFORE, in consideration of the mutual benefits derived from this Amendment, Buyer and Seller agree as follows:

1. Buyer will pay to Seller an extension fee of Two Hundred Fifty Thousand Dollars ($250,000.00). This amount has been wired to Seller's account as directed by Seller. This amount shall be considered fully earned and nonrefundable upon execution of this Amendment by Buyer and Seller and the fee shall not be credited against the purchase price at closing.

2. On the Closing Date, the Buyer shall deliver to the Seller a Warrant to Purchase Common Stock (the “Warrant”), which shall provide that the Seller may purchase from Buyer up to 250,000 shares of the Buyer’s common stock (the “Warrant Shares”) at an exercise price of $1.50 per share at any time, or from time to time, during the period beginning six months after the Closing Date and ending five years after the Closing Date. The Warrant shall further provide that on the next registration statement filed by the Buyer with the Securities and Exchange Commission, but in no event later than March 7, 2007, the Buyer shall include therein, at no cost to Seller, the Warrant Shares for resale by the Seller.

3. Section 3.1 of the PSA is hereby amended to change the Closing Date from "on or before December 15, 2006" to "on or before December 22, 2006."

4. In lieu of the Three Million Dollar ($3,000,000) payment provided for in Section 2.1 of the PSA, which amount is payable when average total production from the Assets equals or exceeds 1,000 barrels of oil per day, Buyer shall pay to Seller, at closing, the sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000). Accordingly, Section 2.1 of the PSA is hereby deleted in its entirety and is replaced with the following:

2.1 Purchase Price. The purchase price for the Assets is Forty-Six Million Seven Hundred Fifty Thousand Dollars ($46,750,000.00) (the "Base Purchase Price"), subject to the adjustments provided for herein, which amount shall be due at Closing.

5. Seller acknowledges that the time for asserting title defects pursuant to Section 5.3 (A) of the PSA has passed and that Seller will not be asserting further title defects with respect to the Assets.

6.  Seller acknowledges that the time for asserting title defects pursuant to Section 6.3 of the PSA has passed and that Seller will not be asserting further title defects with respect to the Assets.

7. All other terms, covenants, and conditions of the PSA shall remain unaffected and in full force.

8. This Amendment may be executed in counterparts pursuant to Section 15.14 of the PSA.

DATED this 15th day of December, 2006.

SELLER:		NIELSON & ASSOCIATES, INC.

	By:	/s/ Tom Fitzsimmons
Tom Fitzsimmons
	Title:	Executive Vice President and Chief Operating Officer

BUYER:		RANCHER ENERGY CORP.

	By:	/s/ John Works
John Works
	Title:	President and Chief Executive Officer